CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-179830 on Form S-8 of our report relating to the financial statements and schedule of UnitedHealth Group 401(k) Savings Plan dated June 11, 2026, appearing in the Annual Report on Form 11-K of UnitedHealth Group 401(k) Savings Plan for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 11, 2026